DIRECTOR STOCK OPTION AGREEMENT


                  THIS AGREEMENT,  dated  _________________________,  is between
WATKINS-JOHNSON COMPANY, a California corporation, (hereinafter called "Company") and ___________________________________________, (hereinafter called
"Director").

                                   WITNESSETH:

                  WHEREAS, the Company has established the Watkins-Johnson Company Nonemployee Director Stock Option Plan (the "Plan"), adopted April 24, 1989, and amended and restated effective January 29, 1996, a copy of which is attached hereto and by this reference incorporated herein as though set forth in full; and

                  WHEREAS, the Board of Directors has determined that the Director shall be granted a stock option under said Plan as hereinafter set forth.

                  NOW, THEREFORE, the parties hereby agree as follows:

                  1. The Company hereby grants to Director an option to purchase 3,000 shares of the no par value common stock of the Company upon the following terms and conditions:

                           a. This option is granted under and pursuant to the above described Plan, and is subject to each and all the provisions thereof, including the provisions on acceleration of option exercise and limited rights.

                           b. The option price shall be ____________________ per share, which is agreed to be 100% of the fair market value of the common stock of the Company on the date of the granting of the option.


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                           c.       Subject to the restrictions contained herein
                                    and  in  the  Plan,   this   option  may  be
                                    exercised after six (6) months from the date of grant. No such exercise shall be with respect to less than ten (10) shares, or the remaining shares covered by the option, if less than ten (10).

                           d. In the event that the Director's service with the Company terminates for any reason prior to six (6) months from the date hereof,  Director's  right to exercise  this
                                    option   or  any  part   thereof   shall  be
                                    forfeited.

                           e. Unless sooner terminated as provided in the Plan, the period for which this option is granted is the period of ten (10) years from the date hereof.

                           f. This option is not transferable by the Director otherwise than by will or the laws of descent and distribution and is exercisable, during the Director's lifetime, only by him or her. Neither this option nor any interest therein may be transferred, assigned, pledged or hypothecated by the Director during this lifetime whether by operation of law or otherwise, nor be made subject to execution, attachment or similar process.

                  2. Director may exercise this option by giving written notice to the Company at Palo Alto, California, attention of the Secretary, specifying the election to exercise the option and the number of shares in respect of which it is being exercised. Director or Director's representative shall deliver to the Secretary at the time of giving such notice payment in United States dollars for the amount of the purchase price. In addition, Director may deliver Company stock, valued at its fair market value (as defined in the Plan) on the date of such exercise, in the full amount of the purchase price, or any portion thereof, in payment for the shares.

                           The notice shall be signed by the Director exercising the option. The Company shall thereafter cause to be issued a certificate or certificates for the shares as to which the option shall have been so exercised, registered in the name of the Director.


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                  3.       This Agreement  shall be interpreted and construed in
                           accordance with the laws of the State of California.

                  IN WITNESS WHEREOF, the parties have executed this Agreement of the day and year first above written.


                                                  WATKINS-JOHNSON COMPANY


                                                  By
                                                     ---------------------------

ACCEPTED:


---------------------------
Director



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